EXHIBIT 99
                      PRESS RELEASE DATED NOVEMBER 25, 1998

SALISBURY BANCORP, INC. DECLARES QUARTERLY DIVIDEND AND SPECIAL DIVIDEND

Lakeville, Connecticut, November 25, 1998/PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (Amex: SAL - news), the parent company of Salisbury Bank and Trust Company declared a $0.11 per share quarterly cash dividend and a $0.16 per share special dividend at their November 24, 1998 meeting.

The quarterly cash dividend and special dividend will be paid on January 29, 1999 to shareholders of record as of December 31, 1998. Total dividends declared by Salisbury Bancorp, Inc. during 1998 represent $.60 per share as compared with $.52 per share in 1997.

In a separate release today, the Board of Salisbury Bancorp, Inc. announced a stock repurchase program.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company is a community bank with assets of approximately $200 million and capital in excess of $21 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Connecticut.

Salisbury Bancorp, Inc. became the bank holding company for Salisbury Bank and Trust Company and began trading on the American Stock Exchange on August 24, 1998 through the reorganization in which shareholders of Salisbury Bank and Trust Company exchanged each share of Bank stock for six shares of the common stock of Salisbury Bancorp, Inc.


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